NBD Bank

                               611 Woodward Avenue
                            Detroit, Michigan  48226


                                  May 19, 1995



Hallwood Energy Corporation
4582 South Ulster Street Parkway
Suite 1700, Stanford Place III
Denver, Colorado 80237

          Re: $1,500,000 Credit Authorization to Make Loans expiring November 19, 1995

Ladies and Gentlemen:

          The terms and conditions under which NBD Bank (the "Bank") may, in its sole and uncontrolled discretion, make loans to Hallwood Energy Corporation, a Texas corporation (the "Company"), are as follows:

           1. Definitions. As used herein the following terms shall have the following respective meanings:

          "Acceleration Event" means the written demand by the Bank that all amounts owed under this agreement are to be repaid in accordance with paragraph 5(e), which demand may be made by the Bank at any time in its sole discretion.

          "Authorization Amount" means $1,500,000 from the date hereof until the Initial Maturity Date, which amount shall thereafter be reduced on the first Business Day of each March, June, September, and December thereafter, beginning with the first such date thereafter by the amounts required to be paid under paragraph 5(a), and shall be further reduced by any payments received by the Bank under paragraph 5(d).

          "Business Day" means a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

          "Collateral Value" means, as of any date, an amount equal to the Current Market Value of the Eligible Securities.

          "Current Market Value" of the Eligible Securities as of any day means the closing sale price of the units or other securities on the preceding Business Day, as appearing on any regularly published reporting or quotation service, multiplied by the number of units or securities included as Eligible Securities.

          "Dollars" and "$" means the lawful money of the United States of America.

          "Eligible Securities" means, as of any date, those Units owned beneficially and of record by the Company which constitute Margin Stock and in which the Company has granted and pledged a first-priority security interest to the Bank pursuant to the Pledge Agreement, plus such other Margin Stock as has been pledged to the Bank as security for the Loans pursuant to documentation acceptable to the Bank in its sole discretion.

          "Event of Default" means any of the events or conditions described in paragraph 12.

          "Floating Rate" means the per annum rate equal to the sum of (a) two percent (2%) per annum plus (b) the Prime Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Prime Rate.

          "generally accepted accounting principles" means generally accepted accounting principles applied on a basis consistent with that reflected in the most recent audited financial statements of the Company submitted to the Bank prior to the date hereof.

          "HCRC" means Hallwood Consolidated Resources Corporation, a Delaware corporation.

          "HCRC Credit Agreement" means the Amended and Restated Credit Agreement dated as of March 31, 1995, among HCRC, Hallwood Consolidated Partners L.P., the banks listed therein, First Union National Bank of North Carolina, as Collateral Agent, and Morgan Guaranty Trust Company of New York, as Agent, as it may be modified or amended from time to time.

          "HEP" means Hallwood Energy Partners, L.P., a publicly-traded Delaware limited partnership, the general partner of which is the Company.

          "HEP Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of March 31, 1995, among HEP, HEP Operating Partners L.P., EDP Operating, Ltd., EM Nominee Partnership Company, Concise Oil and Gas Partnership, May Energy Partners Operating Partnership Ltd., the banks listed therein, First Union National Bank of North Carolina, as Collateral Agent, and Morgan Guaranty Trust Company of New York, as Agent, as it may be modified or amended from time to time.

          "Hallwood Companies" means, collectively, the Company, HEP, and HCRC.

          "Initial Maturity Date" means the date which is six months after the date of this agreement.

          "Interest Payment Date" means the first Business Day of each month occurring after the date hereof, commencing on July 1, 1995.

          "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

          "Loan" means any borrowing pursuant to paragraph 2.

          "Margin Stock" has the same meaning as set forth in Regulation U, provided, however, that for the purpose hereof, options, puts, calls, and any combination thereof shall not qualify as Eligible Securities or be ascribed any value in the Collateral Value.

          "Maturity Date" means the date which is six months after the date of this agreement, initially the date on which the authorization to make the Loans expires, as such date may be extended from time to time under paragraph 6.

          "Maximum Loan Value" means the maximum loan value assigned to Margin Stock from time to time by the Board of Governors of the Federal Reserve System under 12 C.F.R. Part 221.8 or any successor thereto. As of the date of this agreement, the maximum loan value of Margin Stock is fifty percent (50%) of its current market value.

          "Note" means the promissory note of the Company evidencing the Loans, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.
"Overdue Rate" means a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

          "Permitted Liens" means (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records; (ii) Liens created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company and which constitute (A) pledges or deposits under workers' compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tender, contracts or leases to which the Company is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits and liens arising under operating agreements affecting the Company's oil and gas properties, (C) liens imposed by law, such as those of carrier, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing tax, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company; and (iii) other Liens listed on
Schedule I hereto, but no extensions or renewals thereof.

          "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unin-corporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

          "Pledge Agreement" means the Continuing Pledge Agreement entered into by the Company for the benefit of the Bank pursuant to this agreement, substantially in the form of Exhibit B hereto, as amended or modified from time to time.

          "Prime Rate" means the per annum rate announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

          "Principal Payment Date" means the first Business Day of each March, June, September, and December.

          "Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 et seq.), as such regulation is now in effect and as it may hereafter be amended.

          "SEC" means the United States Securities and Exchange Commission and any successor agency.

          "SEC 10 Value" means the standardized measure of discounted future net cash flows from oil and gas reserves under the guidelines set forth by the SEC.

          "Security Documents" means, collectively, the Pledge Agreement and all other related agreements and documents, including financing statements and similar documents, delivered pursuant to this agreement or otherwise entered into by any person to secure the Loans.

          "Tangible Net Worth" of any person means, as of any date, (a) the amount of any capital stock, paid-in capital, and similar equity accounts plus (or minus, in the case of a deficit) the capital surplus and retained earnings of the person and the amount of any foreign currency translation adjustment account shown as a capital account of the person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names, and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges,
(vii) franchises, licenses, and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles.

          "Units" means units of limited partner interests in HEP.

          2. Loans. The Bank may issue a Loan to the Company only if, at the time a Loan is to be made, the aggregate outstanding principal amount of Loans made by the Bank to the Company hereunder (including the requested Loan) does not exceed the least of (a) the Authorization Amount and (b) 50% of the Collateral Value and (c) the Maximum Loan Value of the Current Market Value of the Eligible Securities. All Loans made prior to the Initial Maturity Date shall be used only to fund the Company's repurchase of common and preferred stock issued by the Company, or to reimburse the Company for amounts expended prior to the date of this agreement for the purpose of repurchasing the Company's stock; all Loans made on or after the Initial Maturity Date will be used for working capital purposes. The Loans shall be evidenced by the Note, payable no later than the Maturity Date, with interest payable prior to maturity (whether on acceleration or otherwise) no later than each Interest Payment Date and at maturity (whether on acceleration or otherwise) at the Floating Rate, and after an Event of Default has occurred on demand at the Overdue Rate. All Loans shall be in the minimum amount of $50,000 and in integral multiples thereof.

          3. Request for Loans. The Company shall give the Bank a written request, or a verbal request followed immediately by a written request, for each requested Loan not later than 1:00 p.m. Detroit time one (1) Business Day prior to the date the Loan is requested to be made, (a) identifying the purpose for which the Loan proceeds are to be used, and (b) certifying that there has been no change in the value of the Eligible Securities from that shown on the most recent report delivered under paragraph 9(b), which change would cause, immediately following the requested Loan being made, the aggregate outstanding principal amount of Loans to exceed the limitation stated in paragraph 2. Each request for a Loan, and each acceptance by the Company of Loan proceeds, shall be deemed to constitute a representation and warranty by the Company that the representations and warranties contained in paragraph 10 are true and correct on and as of the date of such request or acceptance as if such representations and warranties were made on and as of such date, and that the Company is in compliance with the covenants contained in paragraph 10 on and as of such date.

          4. Increased Costs; Limitations on Requests. The Company agrees that in the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect (including without limitation the Federal Deposit Insurance Act) and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) impose, modify or deem applicable any insurance assessment or reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (ii) affect the amount of capital required or expected to be maintained by the Bank or its parent bank holding company, and such action results in increasing the Bank's costs allocable to the Loans or reduces any sums receivable by the Bank thereunder, the Company shall pay to the Bank, from time to time upon request of the Bank, additional amounts sufficient to compensate the Bank for such increased costs or reduced sum receivable related thereto. A detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

          5. Mandatory Payments. In addition to any payments required to be made under paragraph 2:

               (a) Scheduled Principal Payments. On the Principal Payment Dates, beginning with the first such day after the Initial Maturity Date, the Company shall pay the Bank an amount equal to the amount sufficient to amortize the principal amount of the Loans outstanding on the Initial Maturity Date with quarterly payments made over a four-year period.

               (b) Violation of Authorization Amount. If at any time the principal amount of the Loans exceeds the Authorization Amount, the Company shall immediately pay to the Bank an amount not less than the amount of such excess.

               (c) Violation of Margin Amount. If at any time the principal amount of the Loans exceeds 66 2/3% of the Collateral Value, the Company shall immediately (i) pay to the Bank an amount sufficient to reduce the principal amount of the outstanding Loans to an amount not greater than 50% of the Collateral Value, or (ii) provide additional Margin Stock collateral to the Bank sufficient to increase the Collateral Value to an amount such that 50% of the Collateral Value is not less than the principal amount of the Loans, or (iii) perform some combination of making Loan payments and providing additional Margin Stock collateral such that the principal amount of the Loan is not greater than 50% of the Collateral Value.

               (d) Partnership Distributions. If the Company receives any dividends or other distributions in its capacity as a holder of Units which exceed twenty cents ($.20) during any calendar quarter, (i) the Company shall pay such excess to the Bank, to be applied against the outstanding principal of the Loans, and (ii) the Authorization Amount shall be reduced by the amount of such excess.

               (e) Acceleration Event Payments. In the event the Bank declares an Acceleration Event, all principal amounts then outstanding shall be due and payable in two equal amounts plus interest on the next two successive Principal Payment Dates, and all other amounts due or to be due hereunder shall be due and payable on the last of such successive Principal Payment Dates.

          6. Extension of Maturity Date. The Bank consents to extend the Maturity Date as of the Initial Maturity Date for one year. Thereafter, the Company may request, by written notice to the Bank given not less than 60 days before the date of the Maturity Date then in effect, to extend the Maturity Date then in effect for an additional one year. If the Bank, in its sole discretion, consents to such request, the Maturity Date then in effect shall be so extended. The Bank shall respond to the Company's request not later than 30 days before the Maturity Date then in effect; the failure of the Bank to respond by such date shall not be deemed a consent to the extension request. The Company shall pay the Bank an extension fee of twenty-five one-hundredths of one percent (.25%) of the Authorization Amount initially available during the extended term on or before the first Business Day of each extension, including the extension effective as of the Initial Maturity Date. Failure to extend the Maturity Date under this paragraph shall be deemed to be an Acceleration Event, and all amounts due hereunder shall be repaid in accordance with paragraph 5(e).

          7. Security. All indebtedness of the Company to the Bank shall be secured by first priority security interests in all Units now owned by the Company, which security interests shall be granted pursuant to the Pledge Agreement.

          8. Conditions of Loans. Prior to or simultaneously with its initial Loan hereunder, the Company shall furnish to the Bank the following documents and payments, each in form and substance satisfactory to the Bank:

               (a) Certified copies of such corporate documents of the Company, including those evidencing necessary corporate action with respect to this agreement, the Note, the Security Documents and the Loans hereunder, as the Bank shall request.

               (b) The Note, duly executed by an authorized officer of the Company.
               (c) Each Security Document, duly executed by an authorized officer of the Company, including without limitation all assignments separate from certificate, financing statements, and other documents requested by the Bank to perfect its security interest in the collateral therein described.

               (d) An opinion of counsel to the Company, in form and substance satisfactory to the Bank, with respect to the matters set forth in subparagraphs
(a) through (e) of paragraph 10, and such other matters as the Bank may request.

               (e) A Federal Reserve System Form U-1 dated as of the date of the initial Loan, with appropriate insertions duly executed by the Company, in form and substance acceptable to the Bank.

               (f)  An arrangement fee of $15,000.

               (g)  Such other documents and agreements requested by the Bank.

          9. Reporting Requirements. The Company will, so long as this agreement is in effect, furnish or cause to be furnished to the Bank the following financial statements, information and certificates, each in form and substance satisfactory to the Bank, at the times indicated:

               (a) Promptly and in any event within three calendar days after becoming aware of any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, a statement of the Company describing the Event of Default, event, or condition, and the action which the Company has taken and proposes to take with respect thereto.

               (b) On each Monday, a certificate of the Company's chief financial officer or authorized individual (i) describing in detail the amount and Current Market Value of all Eligible Securities as of the preceding Business Day, (ii) identifying each tangible asset sold after all sales of tangible assets after the date of this agreement have exceed $100,000 in the aggregate; and (iii) identifying all Liens granted by the Company on or after the date of this agreement.

               (c) As soon as available, and in any event within 50 days after the end of each of the first three fiscal quarters of the Company, the Company's Quarterly Report on Form 10-Q as filed with the SEC, together with a certificate of the Company's chief financial officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto.

               (d) As soon as available and in any event within 120 days after the end of each fiscal year of the Company, the Company's Annual Report on Form 10-K as filed with the SEC, together with a certificate of the Company's chief financial officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto.

               (e) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of HEP, HEP's Quarterly Report on Form 10-Q as filed with the SEC, together with a certificate of HEP's chief financial officer stating that no event of default has occurred and is continuing under the HEP Credit Agreement or, if such an event of default has occurred and is continuing, a statement setting forth the details thereof and the action which HEP has taken and proposes to take with respect thereto.

               (f) As soon as available and in any event within 120 days after the end of each fiscal year of HEP, HEP's Annual Report on Form 10-K as filed with the SEC, together with a certificate of HEP's chief financial officer stating that no event of default has occurred and is continuing under the HEP Credit Agreement or, if such an event of default has occurred and is continuing, a statement setting forth the details thereof and the action which HEP has taken and proposes to take with respect thereto.

               (g) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of HCRC, HCRC's Quarterly Report on Form 10-Q as filed with the SEC.

               (h) As soon as available and in any event within 120 days after the end of each fiscal year of HCRC, HCRC's Annual Report on Form 10-K as filed with the SEC.

               (i) Within 120 days after the end of each fiscal year of the Company, an annual reserve report of the Hallwood Companies, and, if requested by the Bank, a summary update of such report not less than six months thereafter.

               (j) Promptly but in no event more than 3 Business Days after the Company sells or otherwise disposes of any shares of the equity securities of The Hallwood Group Incorporated, a certificate of the Company reporting such disposition.

               (k) Promptly but in no event more than 3 Business Days after the occurrence of any Event of Default under the HEP Credit Agreement or HCRC Credit Agreement, written notice from the Company reporting such event and the action which HEP or HCRC, as the case may be, has taken and proposes to take with respect thereto.

               (l) Promptly, such other information as the Bank may reasonably request.

          10. Representations and Warranties. The Company represents and warrants to, and covenants with, the Bank as follows:

               (a) The Company is a corporation duly organized, existing and in good standing under the laws of the State of Texas, and HEP is a limited partnership duly organized, existing and in good standing under the laws of Delaware, and each of the above is duly qualified to do business and is in good standing in each additional jurisdiction where such qualification is necessary except where the failure to so qualify would not have a material adverse effect on the Company's business.

               (b) The execution, delivery and performance of this agreement and each Security Document to which it is a party by the Company and the issuance of the Note by the Company, are within its corporate powers, have been duly authorized, and are not in contravention of law or of the terms of its Articles of Incorporation or By-laws, or of any undertaking to which the Company is a party or by which it may be bound.

               (c) This agreement and the Security Documents are, and the Note when issued will be, valid, binding and enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditor's rights generally and rights of acceleration, and as the availability of equitable remedies may be limited by equitable principles of general applicability. The Security Documents grant to the Bank a perfected and enforceable lien and security interest in all of the collateral described therein, which is not void or voidable, subject to no other Liens except security interests and liens granted to the Bank. The Company has no other indebtedness and is not a party to any loan agreement or financial lease except this agreement and the agreements and leases set forth on Schedule
I. The Company has no Liens on its assets except security interests and liens granted to the Bank under the Security Documents, and Permitted Liens.

               (d) No consent, approval or authorization of or declaration or filing with any governmental authority on the part of the Company is required in connection with the execution, delivery and performance of this agreement, the Note or the Security Documents.

               (e) Except as disclosed in the Company's or HEP's audited financial statements for the fiscal year ending December 31, 1994, copies of which have been provided to the Bank and Schedule I, no litigation or governmental proceeding is pending or, to the knowledge of the officers of the Company, threatened against the Company or HEP which involves any judgment or liability which could have a material adverse effect on the Company's or HEP's financial condition or business.

               (f) All financial statements furnished by the Company to the Bank are complete and accurate in all material respects and present fairly the financial condition of the Company as of the dates of such statements and the results of their operations for the periods covered thereby, in accordance with generally accepted accounting principles, and there has been no material adverse change in the condition of the Company, financial or otherwise, since the date of the latest of such statements.

               (g) The Company is in compliance with all laws, rules, regulations, orders or similar requirements of any federal, state or local governmental authority, including without limitation those relating to any environmental matters, which noncompliance (in the event it was asserted through appropriate action) would have a material adverse effect on the business or financial condition of the Company.

               (h) The Company has complied and will comply with all applicable state and federal laws in repurchasing shares of its common and preferred stock with the proceeds of the Loans.

               (i) The Company will not make, pay, declare, or authorize any dividend, payment, or other distribution in respect of its capital stock except for (i) payment of dividends on its common stock not exceeding $3.50 per share each fiscal year in accordance with the Company's historic practice and (ii) the repurchases of stock prior to the Initial Maturity Date with the proceeds of the Loans, provided, however, that the Company will not make, pay, declare, or authorize any such dividend, payment, or other distribution upon the occurrence of any Event of Default set forth in paragraph 12(a) which is not cured within 7 days after its occurrence, and any other Event of Default which is not cured within 30 days after its occurrence.

               (j) The Company will not request or accept any Loan in violation of Regulation U, will not use the proceeds of any Loan in a manner which would cause the Loans then outstanding to be in violation of Regulation U, and will not seek to withdraw or substitute collateral if such withdrawal or substitution would cause the Loan to be in excess of the Maximum Loan Value of the remaining collateral.

               (k) The Company will not permit or suffer the consolidated SEC 10 Value of the Company and its subsidiaries to be less than $10,000,000 at any time during the period from the date of this agreement until the Loans are paid in full.

               (l)  The  Company  will not  permit  or  suffer the  consolidated
Tangible Net Worth of the Company and its subsidiaries to be less than $5,000,000 at any time during the period from the date of this agreement until the Loans are paid in full.

          11. Fees. The Company shall pay all filing fees and other expenses incurred by the Bank in connection with this agreement, including without limitation the reasonable fees and expenses of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for the Bank, in connection with preparation of this agreement and the documents required hereunder.
          12. Events of Default. Each of the following shall be deemed an Event of Default under this agreement, and upon the occurrence of any of the following, the Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Company to the Bank shall be immediately due and payable, without notice or demand:

               (a) Failure to make any payment when due (whether on acceleration or otherwise) of principal or interest on the Note, or any other amount due under this agreement, or failure to satisfy the requirements of paragraph 5(c), or failure to satisfy the requirements of paragraph 9(b) within three Business Days after written notification to the Company; or

               (b) any other default in the performance or observance of any term, covenant or agreement of the Company contained in this agreement or the Note, which default is not cured within 10 days after written notification to the Company; or

               (c) any default, beyond applicable grace and cure periods, under the terms of any Security Document, or any Security Document shall for any reason become unavailable to or unenforceable by the Bank; or

               (d) any representation or warranty made by the Company herein, or in any Security Document, or any statement or certificate furnished by the Company or HEP hereunder, proves to have been untrue in any material respect when made or deemed made; or

               (e) the Company or HEP becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver for itself or for the greater part of its properties; or a trustee or receiver is appointed for the Company or HEP without its consent; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Company or HEP; or

               (f) any material adverse change occurs in the business or financial condition of the Company or HEP.

          13. Discretionary Loans; Acceleration Events. Notwithstanding any provisions of this agreement, it is understood and agreed that the Bank shall at no time be obligated to make any Loan hereunder, despite compliance with any express conditions precedent thereto. The Bank shall be privileged at any time to declare an Acceleration Event, following which the Note and all other indebtedness, obligations and liabilities of the Company to the Bank hereunder shall be payable pursuant to paragraph 5(e), despite the fact that there may not then exist an Event of Default.

          14. Interest Limitation. Notwithstanding any provisions of this agreement, the Note or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this agreement, the Note or any Security Document, at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank receives as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the loans outstanding here-under (whether or not then due and payable) and not for the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been irrevocably paid in full.

          15. Notices. All notices, demands, request and consents hereunder shall be in writing and shall be effective when received, except that any notice or demand which by any provision of this agreement is required or provided to be given or served to or upon the Company shall be deemed to have been given or served for all purposes by being sent by recognized overnight courier service, addressed as follows: c/o Robert S. Pfeiffer, Vice President-Finance, Hallwood Petroleum, Inc., 4582 S. Ulster Street Parkway, Suite 1700, Denver, Colorado 80237, or, if any other address shall at any time be designated by the Company in writing to the Bank, to such other address.

          16. Miscellaneous. This agreement embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior agree-ments and understandings relating to the subject matter hereof, and all existing credit facilities of any kind of the Company with the Bank, including without limitation any facility to make loans or issue letters of credit, all of which are hereby terminated. No amendment, modification or waiver of any provision of this agreement nor any consent to a departure therefrom shall be effective unless the same shall be in writing and signed by the Bank. No failure of the Bank or of the holder of the Note in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Bank and those of the holder of the Note under this agreement are cumulative and not exclusive of any rights or remedies which either of them may otherwise have. All payments to be made by the Company hereunder shall be made in immediately available funds to the Bank at its main banking office in Detroit, Michigan not later than 1:00 p.m. Detroit time on the date on which such payment shall become due, and all payments received after 1:00 p.m. shall be deemed received on the following Business Day. All financial terms used but not defined herein shall be interpreted in accordance with generally accepted accounting principles. All amounts due hereunder which are not paid when due (other than interest) shall bear interest at the Overdue Rate. The Company indemnifies and holds the Bank harmless against any loss, claim, damage or liability arising out of the Company's repurchase of its securities with the proceeds of the Loan, and will reimburse the Bank for any reasonable legal fees or other expenses incurred by the Bank hereunder.

          17. Waiver of Jury Trial. The Bank and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any related instrument or agreement or any of the transactions contemplated by this agree-ment or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Company except by a written instrument executed by both of them.

          18. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within that state, without regard to the choice of law principles thereof.

          19. Binding Effect. All representations, warranties, covenants and agreements herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto whether or not so expressed.

          Should the foregoing be agreeable to you, as it is to us, please indi-cate your agreement and acceptance by executing and returning the enclosed copy of this letter, whereupon this agreement shall be effective as of the date of this letter.

Very truly yours,

NBD BANK

By:       /s/ W. Scott Bennett
   _________________________________
  Its:   W. Scott Bennett
           Vice President

Agreed and accepted:

HALLWOOD ENERGY CORPORATION



By:  /s/ Robert S. Pfeiffer
   _____________________________
  Its: Vice President

Dated: May 19, 1995





                                    EXHIBIT A

                        SECURED AUTHORIZATION CREDIT NOTE
                        ---------------------------------


$1,500,000                                                          May 19, 1995
                                                               Detroit, Michigan


          FOR VALUE RECEIVED, Hallwood Energy Corporation, a Texas corporation (the "Company"), hereby promises to pay to the order of NBD BANK, a Michigan banking corporation (the "Bank"), at its principal banking office in lawful money of the United States of America and in immediately available funds, the principal sum of One Million, Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), or such lesser amount as is recorded on the schedule attached hereto, or in the books and records of the Bank, on the Maturity Date, as defined in the Loan Agreement referred to below; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Loans evidenced hereby shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement referred to below.

          The Bank is hereby authorized by the Company to record on its books and records the date and amount of each Loan, the amount of each payment of principal thereon and the other information required by the Bank, which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that any failure by the Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon, and any amount payable with respect thereto in accordance with the terms of this Note and the Loan Agreement.

          The Company and each endorser or guarantor hereof waive demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note. Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Note, including attorneys' fees and expenses.
          This Note evidences one or more Loans made under a Letter Loan Agreement of even date herewith (as amended, the "Loan Agreement"), among the Company and the Bank, to which reference is hereby made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated and for a description of the collateral and security securing this Note. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Loan Agreement.


          This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                HALLWOOD ENERGY CORPORATION

                                By: /s/ Robert S. Pfeiffer
                                Its: Vice President



                                    EXHIBIT B

                                CONTINUING PLEDGE AGREEMENT


PLEDGE: To induce NBD Bank (the "Bank"), of 611 Woodward Avenue, Detroit, Michigan 48226, at its option, to make loans, extend or continue credit or some other benefit, including guaranties, letters of credit and foreign exchange contracts, present or future, direct or indirect, and whether several, joint or joint and several (referred to collectively as "Liabilities"), to the undersigned and its successors (the Pledgor"), and

(check if applicable)

___   to   __________________________________________________________  and   its
successors                      (Name of Borrower if other than Pledgor)
(the "Borrower"), and because the Pledgor has determined that executing this Pledge is in its interest and to its financial benefit, the Pledgor pledges and transfers to the Bank, and grants the Bank a continuing security interest in the property listed below under the heading "Schedule of Collateral.: If the Collateral consists of securities, the grant includes any stock rights, stock dividends, liquidating dividends, new securities and other property to which the pledgor may become entitled because it owns the Collateral. The Pledgor has transferred the securities to the Bank. In the event the transfer is not complete, the Pledgor will complete it within 10 days. This security interest shall secure all Liabilities and includes principal, interest, expenses, reasonable attorneys' fees, and all other costs of collection. The Pledgor agrees to hold the Bank harmless from any liability caused by its reliance on this Pledge.

SCHEDULE OF COLLATERAL:
     Five Hundred Thirteen Thousand Four Hundred Eighty Seven (513,487) Units of Hallwood Energy Partners, L.P.
including substitutions, replacements, additions and proceeds. Any securities or other property of the Pledgor at any time in the custody, possession or control of the Bank's commercial loan department, unless the receipt states otherwise, shall be governed by this Pledge.

WARRANTIES AND COVENANTS: The Pledgor warrants it owns the Collateral free and clear of any liens. The Pledgor will not attempt to sell or assign the
Collateral or create any lien or claim against it. The Pledgor agrees to reimburse the Bank, on demand, for any amounts paid or advanced by the Bank for the purpose of preserving all or any part of the Collateral. The Bank shall exercise reasonable care in the custody an preservation of the Collateral to the extent required by applicable statute. The Bank shall use its best efforts to take any action the Pledgor may reasonably request in writing, but the failure to do so shall not be deemed a failure to exercise reasonable care.

REGISTRATION RIGHTS: If any of the Collateral consists of securities not registered under the Securities Act of 1933, and the issuer proposes to register any of its securities, the Pledgor will give the Bank notice of that fact. In addition, and at no cost to the Bank, the Pledgor will use its best efforts to induce the issuer to register the pledged securities so that they may be disposed of by public sale or other public disposition. Upon the completion of registration, the Pledgor will deliver certificates without any restrictive legend in exchange for the unregistered securities. The Pledgor indemnifies and holds the Bank harmless against any loss, claim, damage or liability arising out of the registration process, and will reimburse the Bank for any legal or other expenses incurred by the Bank as a result.

INSTRUCTIONS REGARDING THE COLLATERAL: The Bank may act upon any instructions given by the Pledgor whether in writing or not, with regard to additions or substitutions or sale or other disposition of Collateral and its proceeds. The Pledgor agrees that any additions to, substitutions for or proceeds of the Collateral that it or the Borrower receives will be held for the Bank's benefit and turned over to the Bank. The Pledgor also gives the Bank permission to have the Collateral or any part of it transferred to or registered in the Bank's name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, and will hold the Bank harmless from any liability or responsibility that might result. In furtherance of the Bank's rights under this Pledge, the Pledgor irrevocably appoints the Bank as its attorney-in-fact, with full power of substitution.

CONTINUED RELIANCE: The Bank may continue to make loans or extend credit to the Borrower based on this Pledge until it receives written notice of termination from the Pledgor. That notice shall be effective at the opening of the Bank for business on the day after receipt of the notice. The termination will not affect any of the rights given to the Bank in this Pledge with respect to any of the Liabilities that were created, assumed or committed to prior to the Bank's receipt of the notice, and all subsequent renewals, extensions, modifications and amendments of the Liabilities. Upon receipt of the notice, the Bank does not have to take any action against the Borrower or the Collateral in order to maintain its rights. If the Pledgor is the Borrower, this Pledge is not terminable.

WAIVERS: The Pledgor waives any right it may have to receive notice of any of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Pledge, (b) any credit that the Bank extends to the Borrower, (c) the Borrower's default, (d) any demand, or (e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which it might be entitled to take by law or under any other agreement. No modification or waiver of this Pledge shall be effective unless it is in writing and signed by the party against whom it is being enforced. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver shall affect only the specific terms and time period stated in the waiver. The Bank shall not be obligated to take any action in connection with any conversion, call, redemption, retirement or any other event relating to any of the Collateral.

REPRESENTATIONS BY PLEDGOR: If the Pledgor is a corporation, it represents that it is a corporation duly organized, existing and in good standing under the laws of its state of incorporation, and that the execution and delivery of this Pledge and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action of its board of directors, and do not contravene the terms of its articles of incorporation or by-laws. If the Pledgor is a general or limited partnership, it represents that it is duly organized and existing and that the execution and delivery of this Pledge and the performance of the obligations it imposes do not conflict with any provision of its partnership agreement and have been authorized by all necessary action of its partners. Each Pledgor represents that the execution and delivery of this Pledge and the performance of the obligations it imposes, do not violate any law and do not conflict with any agreement by which it is bound, and that no consent or approval of any governmental authority or any third party is required in connection with the execution or delivery of this Pledge and the performance of the obligations it imposes, and that this Pledge is a valid and binding agreement, enforceable according to its terms. Each Pledgor further represents that all balance sheets, profit and loss statements, and other information, if any, furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

NOTICES: Notice from one party to another relating to this Pledge shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopier number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, (c) Federal Express, Purolator Courier or like overnight courier service or (d) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

MISCELLANEOUS: The Pledgor consents to (a) any extension, postponement, renewal, modification and amendment of any Liability, (b) the release or discharge of all or any part of any security for the Liabilities and (c) the release or discharge or suspension of any rights and remedies against any person who may be liable for the Liabilities. The Bank does not have to look to any other right, any other collateral, or any other person for payment before it exercises its rights under the Pledge. The Pledgor's obligations to the Bank under this Pledge are not subject to any condition, precedent or subsequent, and shall not be released or affected by any change in the composition or structure of the Borrower or Pledgor, including a merger or consolidation with any other person or entity. If this Pledge is signed by more than one person, all shall be jointly and severally bound. This Pledge is binding on the Pledgor and its heirs, successors and assigns, and is for the benefit of the Bank and its successors and assigns. This Agreement is governed by Michigan law. The use of section headings shall not limit the provisions of this Pledge.

WAIVER OF JURY TRIAL: The Bank and the Pledgor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Pledge or any related instrument or agreement, or any of the transactions contemplated by this Pledge, or any course conduct, dealing, statement (whether oral or written), or actions of either of them. Neither the Bank not the Pledgor shall seek to consolidate, by counterclaim of otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Pledgor except by a written instrument executed by both of them.

Dated:  May 19, 1995            PLEDGOR:  Hallwood Energy Corporation

Address:                        /s/ Robert S. Pfeiffer
4582 S. Ulster Street Parkway
Denver, Colorado   80237        By:  Robert S. Pfeiffer, Vice President

                                   SCHEDULE I
Liens
-----

                                None

Leases
------

                                The Company is  the guarantor of an office lease
of Hallwood Realty Corporation, an affiliate of The Hallwood Group Incorporated, in Dallas, Texas, with a lease payment of approximately $170,000 per year through May 31, 1999.

Litigation
----------

                                Edward E. Bailey, Sally Bailey,  Brian J. Adolph
and Marc G. Charland vs. Hallwood Petroleum, Inc., Hallwood Petroleum Indonesia, Inc., Hallwood Energy Corporation and Hallwood Energy Companies, filed in District Court, City and County of Denver, Colorado on April 7, 1995